EXHIBIT 3.1

GLOBALPAYNET HOLDINGS, INC.

CERTIFICATE OF DESIGNATION OF

CLASS A PREFERRED STOCK

Pursuant to the provisions of the Nevada Business Corporations Act, GlobalPayNet Holdings, Inc. (the "Corporation"), a Nevada corporation, does hereby certify that:

Pursuant to the authority conferred upon the Board of Directors of the Corporation in Article VIII of the Articles of Incorporation of the Corporation, the Board of Directors on September 28, 2007 adopted the following resolution re-naming the Corporation’s Class B Preferred Stock as “Class A Preferred Stock” and setting the rights, preferences and privileges of the Class A Preferred Stock.

WHEREAS, on April 4, 2007, the Corporation amended its Articles of Incorporation to designate one million (1,000,000) shares of Preferred Stock as “Class B Preferred” stock and set forth the rights, preferences and privileges thereof;

WHEREAS, no shares of Class B Preferred Stock have ever been issued;

WHEREAS, the Board of Directors deems it to be in the best interests of the Corporation to re-name the Class B Preferred Stock as “Class A Preferred Stock” and amend and restate the rights, preferences and privileges thereof; and

WHEREAS, because no shares of Class B Preferred stock are currently issued and outstanding or have ever been issued, no separate vote of the shareholders of Class B Preferred Stock is required.

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the Nevada Business Corporations Act and the provisions of the Articles of Incorporation, the Corporation’s class of Class B Preferred Stock is hereby re-named as “Class A Preferred Stock”;

RESOLVED FURTHER, that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such Class A Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows:

Class A Preferred Stock.

Designation. Of the Preferred Stock, one million (1,000,000) shares shall be designated as Class A Preferred Stock.  The rights, preferences and privileges of the Class A Preferred Stock are as follows:

Voting.

1.

Except as required by law, each holder of shares of Class A Preferred Stock shall be entitled to vote on all matters of the Corporation.

2.

With respect to any vote where approval of at least a majority of all outstanding shares of the Corporation is required, the holders of Class A Preferred Stock shall, regardless of the number of shares of Class A Preferred Stock actually held, have voting powers which entitle the holders of Class A Preferred Stock to collectively cast votes equal to fifty-one percent (51%) of the votes necessary to authorize or take action, and the voting rights of all other classes of stock (whether preferred or common and whether currently existing or to be created) having voting power to, in the aggregate, cast votes equal to forty-nine percent (49%) of the votes necessary to authorize or take action.

3.

With respect to any vote where approval of at least two-thirds of all outstanding shares of the Corporation is required, including any:

a)

election of Directors or proposal to remove or add a Director;

b)

amendment, amendment and restatement, or repeal of the Articles of Incorporation or Bylaws, including any such action which prohibits the Board of Directors from reconsidering any amendment, amendment and restatement or repeal of the Articles of Incorporation or Bylaws;

c)

amendment, amendment and restatement, or repeal of the Designations and Preferences of Class A Preferred Stock; or

d)

decision relating to the sale (whether assets or securities, common or preferred stock), merger, liquidation and dissolution, recapitalization, or issuance of Common or Preferred Stock of the Corporation;

the holders of Class A Preferred Stock shall, regardless of the number of shares of Class A Preferred Stock actually held, have voting powers which entitle the holders of Class A Preferred Stock to collectively cast votes equal to sixty-seven percent (67%) of the votes necessary to authorize or take such action and the voting rights of all other classes of stock (whether preferred or common and whether currently existing or to be created) will be entitled to cast votes equal to thirty-three percent (33%) of the votes necessary to authorize or take such action.

IN WITNESS WHEREOF, the officer named below, acting for and on behalf of GlobalPayNet Holdings, Inc., has hereunto subscribed his name on this 28th day of September, 2007.

GLOBALPAYNET HOLDINGS, INC.

By:	/s/ Alain Ghiai
Alain Ghiai
Director, Chairman and Chief Executive Officer